EXHIBIT 99.1
Contact:  ClearOne Communications, Inc.
         Investor Relations
         (801) 303-3555

CLEARONE REPORTS FISCAL 2009 FIRST QUARTER RESULTS

Salt Lake City, UT –October 30, 2008 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the first quarter of fiscal 2009 ended September 30, 2008.

Revenue for the first three months of fiscal 2009 increased 9% to $10.3 million from $9.4 million in the same quarter of last year.  Gross profit grew to $6.6 million, or 65% of revenues, from $5.1 million, or 54% of revenues, for the prior year period.  Operating income rose to $1.8 million from an operating loss of $1.1 million in the same quarter last year, which included the establishment of a $1.8 million accrual for a contingent liability.  Net income advanced to $1.1 million, or $0.11 per diluted share, from a net loss of $924,000, or $0.08 per diluted share, for the same period last year.

“We are pleased to have grown our top line, particularly in light of the current economic environment,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “Gross profit, both in dollar amount and as a percentage of revenue, significantly improved in the quarter due to product cost efficiencies, lower inventory obsolescence reserve requirements and lower unfavorable manufacturing variances than in last year’s first quarter.”

At September 30, 2008, the company had cash, cash equivalents, and investments of $13.3 million and no long-term debt.  During the first fiscal quarter of 2009, ClearOne used approximately $6.8 million of cash to repurchase 1,342,620 of its shares in a tender offer.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	(unaudited)	(audited)
	September 30,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,731	$3,327
Marketable securities	707	5,922
Accounts receivable, net of allowance for doubtful accounts
of $110 and $87, respectively	6,786	7,238
Deposit, bond for preliminary injunction	908	908
Note Receivable	14	43
Inventories, net	10,757	7,799
Deferred income taxes	2,773	2,828
Prepaid expenses	468	820
Total current assets	24,144	28,885

Long-term marketable securities	10,861	11,168
Property and equipment, net	2,646	2,554
Intangible assets, net	44	47
Long-term deferred tax asset	1,388	1,639
Other assets	10	7
Total assets	$39,093	$44,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,561	$2,187
Accrued taxes	135	72
Accrued liabilities	3,652	3,600
Deferred product revenue	4,432	4,547
Total current liabilities	10,780	10,406

Deferred rent	661	700
Other long-term liabilities	1,175	1,054
Total liabilities	12,616	12,160

Total shareholders' equity	26,477	32,140
Total liabilities and shareholders' equity	$39,093	$44,300

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
(unaudited)
	Three Months Ended September 30,
	2008	2007

Revenue	$10,258	$9,442
Cost of goods sold	3,625	4,299
Gross profit	6,633	5,143

Operating expenses:
Sales & Marketing	1,977	1,601
Research and product development	1,776	1,756
General and administrative	1,072	2,895
Total operating expenses	4,825	6,252

Operating income (loss)	1,808	(1,109)

Total other income, net	65	341

Income (loss) from continuing operations before income taxes	1,873	(768)
(Provision) for income taxes	(739)	(171)
Income (loss) from continuing operations	1,134	(939)

Income from discontinued operations	0	15

Net income (loss)	$1,134	$(924)

Basic earnings (loss) per common share	$0.11	$(0.08)
Diluted earnings (loss) per common share	$0.11	$(0.08)

Basic weighted average shares outstanding	10,112,787	10,961,256
Diluted weighted average shares outstanding	10,206,652	11,072,565

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